[FRB|WEBER SHANDWICK LETTERHEAD]

                                                        NEWS




AT THE COMPANY:                          AT FRB|WEBER SHANDWICK
Paul Schmitt                             Jeff Wilhoit        Lisa Fortuna
Chief Financial Officer                  General Info        Analysts/Investors
(630) 562-4720                           (312) 640-6757      (312) 640-6779

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 4, 2003

           M-WAVE ANNOUNCES ANNUAL AND FOURTH QUARTER RESULTS FOR 2002

WEST CHICAGO, ILL., FEBRUARY 4, 2003--M-Wave, Inc. (Nasdaq: MWAV), a value added service provider of high performance circuit boards used in a variety of digital and high frequency applications, announced net sales of $22,468,000 for year ended December 31, 2002 and a net loss of $5,028,000 or $1.13 compared to net sales of $54,824,000 and net profit of $3,797,000 or $0.84 per share for the year ended December 31, 2001.

For the fourth quarter ended December 31, 2002, the Company announced net sales of $3,070,000 and a net loss of $2,047,000 or $0.46 per share compared to net sales of $8,238,000 and net profit of $469,000 or $0.11 a year ago.

Cash levels decreased from $2,103,000 at December 31, 2001 to $1,515,000 at December 31, 2002. Accounts receivable was down $7,278,000 from December 31, 2001, the Company purchased $2,997,000 of plant and equipment through out the year that was financed through an Industrial Revenue Bond. The Company also made its first debt payment on the Industrial Revenue Bond of $1,320,000 in 2002.

Joseph A. Turek, Chairman and Chief Executive Officer said, "2002 was a year of transition for M-Wave. We moved our business from the Telecom industry to the Digital Market place. This allowed M-Wave to broaden its base of customers from mainly Lucent Technologies to eleven new contract customers with projected annualized sales or approximately $11,000,000."

The Company is currently negotiating with a lender to replace the $10,000,000 line of credit, which expired in 2002. The line of credit will be based on the present cash needs of the Company. Management believes that its capacity for debt and expected tax refunds will be sufficient to fund current business operations.

Mr. Turek went on to say that, "we successfully consolidated the entire operation into our new state of the art West Chicago facility. This allowed an increase of efficiency while optimizing our staffing requirements."

Looking ahead to 2003, Turek is encouraged by a gradual improving market environment as well as recent organizational enhancements. "The recent addition of key staff members will contribute significantly to our progress by helping to improve productivity and profitability. In addition to a new chief operating officer, Bob O'Connell, we have added a new engineering manager and a quality manager."

Turek also said, "we are proud to be the first company in the printed circuit industry to successfully integrate Supply Chain Management into our operation. Currently 70% of our product is supplied by lower cost Asian

M-WAVE, INC.
ADD 1


partners benefiting our customer base with higher margins. Our Poly Circuits division focuses on quick turn prototypes and low volume production runs. By integrating Supply Chain Management with our own manufacturing we expect to grow the business.

M-Wave has been notified by Nasdaq National Market that the Company's common stock has not maintained a minimum market value of publicly held shares of $5,000,000 as required for continued inclusion by Marketplace rule. The Company will have until April 28, 2003 to gain compliance. If compliance cannot be met the Company's securities may be delisted. The Company will apply for inclusion in the Nasdaq SmallCap Market.

M-Wave again failed to comply with certain financial covenants contained in the Industrial Revenue Bond Agreement with respect to the fourth quarter of 2002. The Company is negotiating with the lender to receive a waiver as it did in the third quarter of 2002. The Company financed their West Chicago facility through the Industrial Revenue Bond.

Join M~Wave on its quarterly Conference call on Wednesday, February 5, 2003 at 10:00am CST at 706-634-2347 or 888-349-9379 at least five minutes before start time or log onto www.vcall.com. To listen to a replay of the conference call through February 12, 2003, please dial 800-642-1687 or 706-645-9291. The pass code is 7565387 or log onto www.vcall.com.

About M-Wave:

         Established in 1988 and headquartered in the Chicago suburb of West Chicago, Ill., M-Wave is a value-added service provider of high performance circuit boards. The Company's products are used in a variety of telecommunications and industrial electronics applications. M-Wave services customers like Lucent Technologies and Motorola, Inc. with its patented bonding technology, Flexlink IITM and its supply chain management program called Virtual Manufacturing. The Company trades on the Nasdaq National market under the symbol "MWAV". Visit the Company on its web site at www.mwav.com.

         This news release contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgement on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Factors that could cause actual results to differ include the following: the failure of the Telecom market to improve; the Company's ability to secure additional sources of funds that it may require; the risk that the Company will continue to fail financial covenants in its industrial bond agreement and the need to obtain a waiver from the lender; dependence on suppliers and subcontractors for circuit board components; successful award of contracts under bid; a highly competitive environment; design and production delays; cancellation or reductions of contract orders; effective utilization of existing and new manufacturing resources; pricing pressures by key customers; and other factors detailed in the Company's Securities and Exchange Commission filings.